Exhibit 99.1

ARIAD Reports First Quarter 2014 Financial Results and Development Progress

Conference Call Scheduled Today at 8:30 a.m. ET

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 7, 2014--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the first quarter of 2014, including revenue from sales of Iclusig® (ponatinib) and licensing agreements. The Company also provided an update on corporate developments.

“As we reintroduce Iclusig into the U.S. market and continue with the European launch this year, our key priorities are to rebuild confidence in Iclusig and to improve the benefit/risk profile of the drug,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “Early launch data in the U.S. represent approximately 10 weeks of promotion with a revised product label and show strong market support for Iclusig from community and academic physicians and across a wide spectrum of patients with Philadelphia-positive leukemias. We are making solid progress in both the U.S. and European markets, giving us confidence in our full-year outlook for Iclusig. In addition, we have initiated a pivotal trial of AP26113 in patients with refractory non-small cell lung cancer.”

2014 First Quarter Financial Results

Revenues

Total revenue for the quarter ended March 31, 2014 was $11.8 million, which includes product revenue from sales of Iclusig and license revenue.

Net product revenues from sales of Iclusig were $8.0 million for the quarter ended March 31, 2014, compared to $6.4 million for the quarter ended March 31, 2013, a 25% increase. Net product revenues include Iclusig revenues of $4.7 million in the U.S. and $3.3 million in Europe. Net revenues reported do not include $3.1 million related to the following items:

  Deferred revenue of $1.3 million in the U.S., representing Iclusig inventory on hand at our specialty pharmacy as of March 31, 2014 but not yet shipped to patients as of the end of the quarter.
  Shipments of $1.8 million of Iclusig to patients in France during the first quarter ($14.7 million cumulatively through March 31, 2014), which will be recorded as revenue, when pricing and reimbursement negotiations in France are completed and the list price is determined. We anticipate that this will occur around year-end 2014. Underlying patient demand during the first quarter was consistent with 2013 levels.

License revenues for the first quarter of 2014 were $3.8 million, reflecting primarily $3.75 million in milestone payments from Medinol, Ltd. under our license agreement for the development and commercialization of drug-eluting stents incorporating our mTOR inhibitor, ridaforolimus. These milestone payments were triggered upon commencement of patient enrollment by Medinol in two clinical trials of its NIRsupreme™ Ridaforolimus-Eluting Coronary Stent System and submission of an Investigational Device Exemption to the U.S. Food and Drug Administration (FDA).

Net Income/Loss

Net loss for the quarter ended March 31, 2014 was $49.8 million, or $0.27 per share, compared to net loss of $64.7 million, or $0.36 per share, for the same period in 2013.

Research and development expenses decreased by $12.7 million, or 31%, from the first quarter of 2013 to the first quarter of 2014, predominantly reflecting decreased clinical-trial costs, as well as decreased manufacturing and other supporting costs related to Iclusig clinical trials. These decreases are primarily due to the partial clinical hold placed on certain trials by the FDA, as well as the discontinuation of the EPIC trial in the fourth quarter of 2013.

Selling, general and administrative expenses increased by $2.1 million, or 7%, from the first quarter of 2013 to the first quarter of 2014, reflecting investment in the commercial re-launch of Iclusig in the U.S., expanding Iclusig commercialization in Europe and related activities.

Cash Position

As of March 31, 2014, cash and cash equivalents totaled $183.0 million, compared to $237.2 million at December 31, 2013.

Recent Progress on Key Objectives

Commercialization of Iclusig

  Through March 31, 2014, approximately 340 patients in the U.S. received Iclusig obtained commercially based on physicians’ prescriptions. By the end of the first quarter, there were nearly 300 unique prescribers of Iclusig.
  Approximately 60 percent of prescribers are community-based physicians, with the remainder being physicians practicing in academic hospitals. We expect that adoption of Iclusig among community oncologists and hematologists will continue to increase as commercialization progresses further.
  In Europe, we are selling Iclusig in Germany, the United Kingdom, France, Austria, the Netherlands, Norway, and Sweden. This year, we expect to expand commercialization of Iclusig to all of the major markets in Europe – 16 countries – based on staged achievement of pricing and reimbursement approvals in each country. We anticipate that most of the EU pricing approvals will occur in the second half of 2014.
  The review of Iclusig under the Article 20 procedure by the Pharmacovigilance Risk Assessment Committee (PRAC) is ongoing in Europe. This procedure is aimed at obtaining a better understanding of the adverse events observed with Iclusig and proposing potential ways to further improve its benefit/risk profile. We have received the PRAC list of preliminary outstanding issues being discussed at its ongoing meeting this week. We expect to receive the final list of follow-up questions from the PRAC at the conclusion of this meeting and anticipate a recommendation by the PRAC and an opinion by the Committee for Medicinal Products for Human Use in July, two months later than originally anticipated.

Iclusig Clinical Development

  Five investigator-sponsored trials have been cleared to resume enrollment: a U.S. trial in patients with non-small cell lung cancer (NSCLC) with RET translocation, a U.S. trial in patients with medullary thyroid cancer with or without RET mutations, a U.S. trial in endometrial cancer patients with FGFR2 mutations, a French trial in patients with FLT3-positive acute myeloid leukemia (AML), and a UK trial in patients with Philadelphia chromosome-positive (Ph+) acute lymphoblastic leukemia (ALL).
  Eight additional investigator-sponsored trials are pending regulatory and/or institutional review board (IRB) approval; these include investigations in blast-phase chronic myeloid leukemia (CML), Ph+ALL, AML, and NSCLC with RET translocation and/or FGFR1 amplification.
  We will present multiple clinical updates on Iclusig at the 2014 annual meeting of the American Society of Clinical Oncology (ASCO) in June. This will include updates from the ongoing Iclusig Phase 1 and PACE trials, data from the discontinued EPIC trial in patients with newly diagnosed CML, and the Phase 2 trial in patients with refractory gastrointestinal stromal tumors (GIST).

Advancing AP26113

  A pivotal global Phase 2 trial of AP26113 in patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) who were previously treated with crizotinib is now open and enrolling patients. The ALTA trial is designed to determine the safety and efficacy of AP26113 in refractory NSCLC patients who test positive for the anaplastic lymphoma kinase (ALK+) oncogene. The trial will enroll approximately 220 patients including those with brain metastasis.
  We will present an update from the ongoing Phase 1/2 clinical trial of AP26113 at the 2014 ASCO annual meeting.

Upcoming Medical Meetings

  American Society of Clinical Oncology (ASCO) 2014 Annual Meeting, Chicago, May 30 to June 3, 2014
  European Hematology Association (EHA) 19th Congress, Milan, Italy, June 12 to 15, 2014

Upcoming Investor Meetings

ARIAD management will be making corporate presentations at the following investor conferences:

  UBS Global Healthcare Conference, New York, May 20, 2014
  Jefferies Global Healthcare Conference, New York, June 4, 2014
  William Blair Growth Stock Conference, Chicago, June 10, 2014
  Goldman Sachs Annual Healthcare Conference, Rancho Palos Verdes, CA, June 11, 2014

Today’s Conference Call at 8:30 a.m. ET

We will hold a live webcast and conference call of our first quarter financial results this morning at 8:30 a.m. ET. The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international) five minutes prior to the start time and providing the pass code 37004683. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About Iclusig® (ponatinib) tablets

Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Iclusig was designed using ARIAD’s computational and structure-based drug-design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which has been associated with resistance to other approved TKIs.

Important U.S. Safety Information for Iclusig® (ponatinib)

WARNING: VASCULAR OCCLUSION, HEART FAILURE, and HEPATOTOXICITY

See full U.S. prescribing information for complete boxed warning

  Vascular Occlusion: Arterial and venous thrombosis and occlusions have occurred in at least 27% of Iclusig treated patients, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures. Patients with and without cardiovascular risk factors, including patients less than 50 years old, experienced these events. Monitor for evidence of thromboembolism and vascular occlusion. Interrupt or stop Iclusig immediately for vascular occlusion. A benefit risk consideration should guide a decision to restart Iclusig therapy.
  Heart Failure, including fatalities, occurred in 8% of Iclusig-treated patients. Monitor cardiac function. Interrupt or stop Iclusig for new or worsening heart failure.
  Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function. Interrupt Iclusig if hepatotoxicity is suspected.

Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning, for additional important safety information.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, updates on clinical, preclinical and regulatory developments and commercialization plans for our products and product candidates and financial guidance for 2014. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; our ability to successfully commercialize and generate profits from sales of Iclusig; competition from alternative therapies, our reliance on the performance of third-party manufacturers and specialty pharmacies for the distribution of Iclusig; the occurrence of adverse safety events with our products and product candidates; our ability to meet anticipated clinical trial commencement and completion dates; delays in or failure of obtaining regulatory clearance for resumption of clinical trials; preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities; the conduct and results of preclinical and clinical studies of our product candidates; the adequacy of our capital resources and the availability of additional funding; patent protection and third-party intellectual property claims; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data	Three Months Ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)
Total revenue	$11,782	$6,464
Operating expenses:
Cost of product revenue	1,288	269
Research and development	28,554	41,263
General and administrative	31,591	29,481
Total operating expenses	61,433	71,013
Other income (expense), net	(52)	(62)
Provision for income taxes	119	59
Net loss	$(49,822)	$(64,670)
Net loss per common share:
-- basic and diluted	$(0.27)	$(0.36)
Weighted average number of shares of common stock outstanding:
-- basic and diluted	186,252	178,541

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	March 31, 2014	December 31, 2013
	(Unaudited)
Cash and cash equivalents	$182,973	$237,179
Total assets	$345,655	$370,894
Total liabilities	$200,464	$185,377
Stockholders’ equity	$145,191	$185,517

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

In thousands	Three Months Ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(52,409)	$(68,450)
Net cash provided by (used in) investing activities	(1,706)	12,720
Net cash provided by (used in) financing activities	(90)	309,630
Effect of exchange rates on cash	(1)	22

Net increase (decrease) in cash and cash equivalents	$(54,206)	$253,922

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com